EXHIBIT 99.1

Donegal Group Inc. Announces Second Quarter and First Half 2021 Results

MARIETTA, Pa., July 27, 2021 (GLOBE NEWSWIRE) -- Donegal Group Inc. (NASDAQ: DGICA) and (NASDAQ:DGICB) today reported its financial results for the second quarter and first half of 2021.

Highlights for Second Quarter (all comparisons to second quarter of 2020):

  Net income of $16.2 million, or 53 cents per diluted Class A share, compared to $22.7 million, or 79 cents per diluted Class A share
  Net premiums earned increased 4.4% to $192.5 million
  Net premiums written1 increased 8.2% to $209.6 million
  Combined ratio of 96.1%, compared to 92.3%
  Net income included after-tax net investment gains of $3.4 million, or 11 cents per diluted Class A share, compared to $5.3 million, or 17 cents per diluted Class A share
  Annualized return on average equity of 12.0%, compared to 19.1%
  Book value per share of $17.64 at June 30, 2021, compared to $16.77 at June 30, 2020

	Three Months Ended June 30,			Six Months Ended June 30,
	2021	2020	% Change	2021	2020	% Change

	(dollars in thousands, except per share amounts)

Income Statement Data
Net premiums earned	$192,489	$184,374	4.4%	$379,740	$371,627	2.2%
Investment income, net	7,652	7,172	6.7	15,163	14,548	4.2
Net investment gains (losses)	4,241	6,486	-34.6	6,710	(4,209)	NM2
Total revenues	205,146	198,900	3.1	403,116	383,811	5.0
Net income	16,164	22,679	-28.7	26,694	26,410	1.1
Non-GAAP operating income[1]	12,814	17,555	-27.0	21,393	29,896	-28.4
Annualized return on average equity	12.0%	19.1%	-7.1 pts	10.0%	11.3%	-1.3 pts

Per Share Data
Net income – Class A (diluted)	$0.53	$0.79	-32.9%	$0.88	$0.92	-4.3%
Net income – Class B	0.48	0.72	-33.3	0.80	0.84	-4.8
Non-GAAP operating income – Class A (diluted)	0.42	0.61	-31.1	0.71	1.04	-31.7
Non-GAAP operating income – Class B	0.38	0.55	-30.9	0.64	0.95	-32.6
Book value	17.64	16.77	5.2	17.64	16.77	5.2

1The “Definitions of Non-GAAP and Operating Measures” section of this release defines and reconciles data that we prepare on an accounting basis other than U.S. generally accepted accounting principles (“GAAP”).

2Not meaningful.

Management Commentary

Overview

Kevin G. Burke, President and Chief Executive Officer of Donegal Group Inc., noted, “We achieved solid top line growth, favorable reserve development, and an annualized return on equity of 12.0% for the second quarter of 2021. We remain in an excellent position to take advantage of the ongoing economic recovery in our regional markets.”

Growth Strategy

Mr. Burke continued, “Donegal Group achieved net premiums written growth of 8.2% during the second quarter of 2021, with 19.9% growth in our commercial lines business segment, compared to the prior-year quarter. In addition to new business growth and renewal premium increases, as we announced previously, we began to include commercial premiums from four Southwestern states in our consolidated revenues for 2021. We achieved growth of 26.7% in our commercial multi-peril line of business, where our agents continue to provide us opportunities to write new accounts and we believe market conditions will continue to support reasonable renewal premium increases. While net premiums written for our personal lines segment declined as expected during the second quarter of 2021, the segment generated profitable results, bolstered by strong policy retention. We continue to prepare for the launch of new personal lines products starting in the third quarter of 2021. We expect we will begin to see measurable premium writings from these new products in 2022 as we gradually introduce them in the eleven states in which we offer personal lines.”

Underwriting Results

Jeffrey D. Miller, Executive Vice President and Chief Financial Officer of Donegal Group Inc., commented on the second quarter results, “Our insurance subsidiaries achieved a combined ratio of 96.1%, indicating solid underwriting results, for the second quarter of 2021. While less favorable than the prior-year quarterly underwriting results that reflected lower claim frequency due to government-mandated shutdowns in response to the pandemic, our underwriting performance for the second quarter of 2021 improved greatly compared to the second quarters of 2019 and 2018, when our insurance subsidiaries incurred underwriting losses. We benefited from below-average weather-related losses and favorable prior-year reserve development for the second quarter of 2021, although those benefits were partially offset by higher-than-normal large fire losses. Our expense ratio was slightly elevated due to higher agency incentive compensation as well as the ongoing allocation of costs related to technology enhancements that will provide a solid platform to enable further advancements in underwriting, data analytics and operational capabilities over the next few years.”

Book Value Appreciation

Mr. Burke concluded, “Our book value per share increased 3.0% to $17.64 at June 30, 2021, compared to $17.13 at December 31, 2020, largely due to profitable underwriting results that were offset partially by lower unrealized gains within our available-for-sale fixed-maturity portfolio related to an increase in market interest rates during the first half of 2021. We are focused on achieving consistent underwriting profitability and expect to excel as a high-performing regional insurance group by continuing to develop appropriate product diversification, strengthen quality relationships with our agency distribution partners, and focus on prudent capital allocation to enhance shareholder value over time.”

Insurance Operations

Donegal Group is an insurance holding company whose insurance subsidiaries and affiliates offer property and casualty lines of insurance in three Mid-Atlantic states (Delaware, Maryland and Pennsylvania), three New England states (Maine, New Hampshire and Vermont), six Southern states (Alabama, Georgia, North Carolina, South Carolina, Tennessee and Virginia), eight Midwestern states (Illinois, Indiana, Iowa, Michigan, Nebraska, Ohio, South Dakota and Wisconsin) and four Southwestern states (Colorado, New Mexico, Texas and Utah). Donegal Mutual Insurance Company and the insurance subsidiaries of Donegal Group conduct business together as the Donegal Insurance Group.

	Three Months Ended June 30,			Six Months Ended June 30,
	2021	2020	% Change	2021	2020	% Change

	(dollars in thousands)

Net Premiums Earned
Commercial lines	$115,300	$101,870	13.2%	$224,525	$203,645	10.3%
Personal lines	77,189	82,504	-6.4	155,215	167,982	-7.6
Total net premiums earned	$192,489	$184,374	4.4%	$379,740	$371,627	2.2%

Net Premiums Written
Commercial lines:
Automobile	$42,574	$34,518	23.3%	$89,813	$72,911	23.2%
Workers' compensation	28,567	26,693	7.0	63,508	60,862	4.3
Commercial multi-peril	47,912	37,814	26.7	99,715	78,241	27.4
Other	9,970	8,583	16.2	20,421	17,293	18.1
Total commercial lines	129,023	107,608	19.9	273,457	229,307	19.3
Personal lines:
Automobile	44,296	49,048	-9.7	87,303	96,816	-9.8
Homeowners	30,369	31,482	-3.5	53,057	55,259	-4.0
Other	5,917	5,565	6.3	11,650	10,558	10.3
Total personal lines	80,582	86,095	-6.4	152,010	162,633	-6.5
Total net premiums written	$209,605	$193,703	8.2%	$425,467	$391,940	8.6%

Net Premiums Written

The 8.2% increase in net premiums written for the second quarter of 2021 compared to the second quarter of 2020, as shown in the table above, represents 19.9% growth in commercial lines net premiums written, partially offset by a 6.4% decline in personal lines net premiums written. The $15.9 million increase in net premiums written for the second quarter of 2021 compared to the second quarter of 2020 included:

  Commercial Lines: $21.4 million increase that we attribute primarily to the allocation from the Donegal Mutual underwriting pool of $10.7 million of business Donegal Mutual and its subsidiaries wrote in four Southwestern states, new commercial accounts our insurance subsidiaries wrote throughout their operating regions and a continuation of renewal premium increases.
  Personal Lines: $5.5 million decline that we attribute to net attrition as a result of underwriting measures our insurance subsidiaries implemented to slow new policy growth and to increase pricing on renewal policies, partially offset by premium rate increases our insurance subsidiaries have implemented over the past four quarters.

Underwriting Performance

We evaluate the performance of our commercial lines and personal lines segments primarily based upon the underwriting results of our insurance subsidiaries as determined under statutory accounting practices. The following table presents comparative details with respect to the GAAP and statutory combined ratios1 for the three and six months ended June 30, 2021 and 2020:

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2021	2020	2021	2020

GAAP Combined Ratios (Total Lines)
Loss ratio (non-weather)	53.1%	47.0%	56.5%	53.0%
Loss ratio (weather-related)	6.1	10.1	4.9	6.9
Expense ratio	36.0	34.3	35.1	33.8
Dividend ratio	0.9	0.9	0.8	1.0
Combined ratio	96.1%	92.3%	97.3%	94.7%

Statutory Combined Ratios
Commercial lines:
Automobile	105.5%	104.4%	103.9%	110.8%
Workers' compensation	84.0	80.9	89.3	85.5
Commercial multi-peril	94.5	95.8	100.8	92.4
Other	77.2	80.6	68.8	72.4
Total commercial lines	94.3	93.5	96.6	94.7
Personal lines:
Automobile	91.1	76.1	92.2	88.4
Homeowners	110.1	109.5	102.4	100.1
Other	74.5	78.6	75.7	72.6
Total personal lines	96.9	88.1	94.7	91.5
Total lines	95.4%	91.0%	95.9%	93.3%

Loss Ratio

For the second quarter of 2021, the loss ratio increased to 59.2%, compared to 57.1% for the second quarter of 2020. The increase in the loss ratio was largely attributable to increased frequency of personal automobile claims compared to the second quarter of 2020 when lower driving activity resulted from COVID-related shutdowns. Weather-related losses of $11.7 million for the second quarter of 2021, or 6.1 percentage points of the loss ratio, decreased from $18.7 million for the second quarter of 2020, or 10.1 percentage points of the loss ratio. Weather-related loss activity for the second quarter of 2021 was lower than our previous five-year average of $17.0 million for second-quarter weather-related losses.

Large fire losses, which we define as individual fire losses in excess of $50,000, for the second quarter of 2021 were $11.7 million, or 6.1 percentage points of the loss ratio. That amount was higher than the large fire losses of $7.4 million, or 4.0 percentage points of the loss ratio, for the second quarter of 2020, with the increase reflecting higher impacts of both commercial property and homeowner fires.

Net favorable development of reserves for losses incurred in prior accident years of $13.4 million decreased the loss ratio for the second quarter of 2021 by 6.9 percentage points, compared to $6.6 million that decreased the loss ratio for the second quarter of 2020 by 3.6 percentage points. Our insurance subsidiaries experienced the majority of the favorable development for the second quarter of 2021 in their workers’ compensation, personal automobile and commercial automobile lines of business.

Expense Ratio

The expense ratio was 36.0% for the second quarter of 2021, compared to 34.3% for the second quarter of 2020. Relative to the prior-year quarter, the increase in the expense ratio reflected an increase in technology systems-related expenses, higher commercial growth incentive costs for our agents and increased underwriting-based agency incentive costs related primarily to the growth and profitability of specific agencies. The expense ratio for the second quarter of 2020 reflected $1.6 million in reserves we established for potential credit losses related to uncollectible premiums due to the effect of COVID-19 economic disruption. The expense ratio increase also reflected a modest reallocation from loss expenses to underwriting expenses that resulted from the implementation of a new software system during the second quarter of 2021 that enhanced our expense allocation methodology.

Investment Operations

Donegal Group’s investment strategy is to generate an appropriate amount of after-tax income on its invested assets while minimizing credit risk through investment in high-quality securities. As a result, we had invested 92.4% of our consolidated investment portfolio in diversified, highly rated and marketable fixed-maturity securities at June 30, 2021.

	June 30, 2021		December 31, 2020
	Amount	%	Amount	%

	(dollars in thousands)
Fixed maturities, at carrying value:
U.S. Treasury securities and obligations of U.S.
government corporations and agencies	$112,042	8.9%	$125,250	10.3%
Obligations of states and political subdivisions	408,230	32.3	381,284	31.2
Corporate securities	399,238	31.6	385,978	31.6
Mortgage-backed securities	246,918	19.6	249,233	20.4
Total fixed maturities	1,166,428	92.4	1,141,745	93.5
Equity securities, at fair value	72,757	5.8	58,556	4.8
Short-term investments, at cost	22,767	1.8	20,900	1.7
Total investments	$1,261,952	100.0%	$1,221,201	100.0%

Average investment yield	2.6%		2.5%
Average tax-equivalent investment yield	2.6%		2.7%
Average fixed-maturity duration (years)	4.8		4.2

Net investment income of $7.7 million for the second quarter of 2021 increased 6.7% compared to $7.2 million in net investment income for the second quarter of 2020. The increase in net investment income reflected primarily an increase in average invested assets relative to the prior-year second quarter.

Net investment gains were $4.2 million for the second quarter of 2021, compared to $6.5 million for the second quarter of 2020. Net investment gains for both quarterly periods were primarily related to unrealized gains in the fair value of equity securities held at the end of the respective periods.

Definitions of Non-GAAP and Operating Measures

We prepare our consolidated financial statements on the basis of GAAP. Our insurance subsidiaries also prepare financial statements based on statutory accounting principles state insurance regulators prescribe or permit (“SAP”). In addition to using GAAP-based performance measurements, we also utilize certain non-GAAP financial measures that we believe provide value in managing our business and for comparison to the financial results of our peers. These non-GAAP measures are net premiums written, operating income or loss and statutory combined ratio.

Net premiums written and operating income or loss are non-GAAP financial measures investors in insurance companies commonly use. We define net premiums written as the amount of full-term premiums our insurance subsidiaries record for policies effective within a given period less premiums our insurance subsidiaries cede to reinsurers. We define operating income or loss as net income or loss excluding after-tax net investment gains or losses, after-tax restructuring charges and other significant non-recurring items. Because our calculation of operating income or loss may differ from similar measures other companies use, investors should exercise caution when comparing our measure of operating income or loss to the measure of other companies.

The following table provides a reconciliation of net premiums earned to net premiums written for the periods indicated:

	Three Months Ended June 30,			Six Months Ended June 30,
	2021	2020	% Change	2021	2020	% Change

	(dollars in thousands)

Reconciliation of Net Premiums
Earned to Net Premiums Written
Net premiums earned	$192,489	$184,374	4.4%	$379,740	$371,627	2.2%
Change in net unearned premiums	17,116	9,329	83.5	45,727	20,313	125.1
Net premiums written	$209,605	$193,703	8.2%	$425,467	$391,940	8.6%

The following table provides a reconciliation of net income to operating income for the periods indicated:

	Three Months Ended June 30,			Six Months Ended June 30,
	2021	2020	% Change	2021	2020	% Change
	(dollars in thousands, except per share amounts)

Reconciliation of Net Income
to Non-GAAP Operating Income
Net income	$16,164	$22,679	-28.7%	$26,694	$26,410	1.1%
Investment (gains) losses (after tax)	(3,350)	(5,124)	-34.6	(5,301)	3,325	NM
Other, net	-	-	-	-	161	-100.0
Non-GAAP operating income	$12,814	$17,555	-27.0%	$21,393	$29,896	-28.4%

Per Share Reconciliation of Net Income
to Non-GAAP Operating Income
Net income – Class A (diluted)	$0.53	$0.79	-32.9%	$0.88	$0.92	-4.3%
Investment (gains) losses (after tax)	(0.11)	(0.18)	-38.9	(0.17)	0.11	NM
Other, net	-	-	-	-	0.01	-100.0
Non-GAAP operating income – Class A	$0.42	$0.61	-31.1%	$0.71	$1.04	-31.7%

Net income – Class B	$0.48	$0.72	-33.3%	$0.80	$0.84	-4.8%
Investment (gains) losses (after tax)	(0.10)	(0.17)	-41.2	(0.16)	0.10	NM
Other, net	-	-	-	-	0.01	-100.0
Non-GAAP operating income – Class B	$0.38	$0.55	-30.9%	$0.64	$0.95	-32.6%

The statutory combined ratio is a non-GAAP standard measurement of underwriting profitability that is based upon amounts determined under SAP. The statutory combined ratio is the sum of:

  the statutory loss ratio, which is the ratio of calendar-year incurred losses and loss expenses, excluding anticipated salvage and subrogation recoveries, to premiums earned;
  the statutory expense ratio, which is the ratio of expenses incurred for net commissions, premium taxes and underwriting expenses to premiums written; and
    the statutory dividend ratio, which is the ratio of dividends to holders of workers’ compensation policies to premiums earned.

The statutory combined ratio does not reflect investment income, federal income taxes or other non-operating income or expense. A statutory combined ratio of less than 100% generally indicates underwriting profitability.

Dividend Information

On July 15, 2021, we declared a regular quarterly cash dividend of $0.16 per share for our Class A common stock and $0.1425 per share for our Class B common stock, which is payable on August 16, 2021 to stockholders of record as of the close of business on August 2, 2021.

Conference Call and Webcast

We will hold a conference call and webcast on Wednesday, July 28, 2021, beginning at 11:00 A.M. Eastern Time. You may listen via the Internet by accessing the webcast link on our website at http://investors.donegalgroup.com. A replay of the conference call will also be available via our website.

About Donegal Group Inc.

Donegal Group Inc. is an insurance holding company whose insurance subsidiaries and affiliates offer property and casualty lines of insurance in certain Mid-Atlantic, Midwestern, New England, Southern and Southwestern states. Donegal Mutual Insurance Company and the insurance subsidiaries of Donegal Group Inc. conduct business together as the Donegal Insurance Group. The Donegal Insurance Group has an A.M. Best rating of A (Excellent).

The Class A common stock and Class B common stock of Donegal Group Inc. trade on the NASDAQ Global Select Market under the symbols DGICA and DGICB, respectively. We are focused on several primary strategies, including achieving sustained excellent financial performance, strategically modernizing our operations and processes to transform our business, capitalizing on opportunities to grow profitably and delivering a superior experience to our agents and customers.

Safe Harbor

We base all statements contained in this release that are not historic facts on our current expectations. These statements are forward-looking in nature (as defined in the Private Securities Litigation Reform Act of 1995) and involve a number of risks and uncertainties. Actual results could vary materially. Factors that could cause actual results to vary materially include: our ability to attract new business, retain existing business and collect balances due to us as a result of the prolonged economic challenges resulting from the COVID-19 pandemic, adverse and catastrophic weather events, our ability to maintain profitable operations, the adequacy of the loss and loss expense reserves of our insurance subsidiaries, business and economic conditions in the areas in which our insurance subsidiaries operate, interest rates, the availability and cost of labor and materials, competition from various insurance and other financial businesses, terrorism, the availability and cost of reinsurance, legal and judicial developments including those related to COVID-19 business interruption coverage and exclusions, changes in regulatory requirements and other risks we describe in the periodic reports we file with the Securities and Exchange Commission. You should not place undue reliance on any such forward-looking statements. We disclaim any obligation to update such statements or to announce publicly the results of any revisions that we may make to any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements.

For Further Information:

Jeffrey D. Miller, Executive Vice President & Chief Financial Officer
Phone: (717) 426-1931
E-mail: investors@donegalgroup.com

Adam Prior, Senior Vice President, The Equity Group Inc.

Phone: (212) 836-9606
E-mail: aprior@equityny.com

Donegal Group Inc.
Consolidated Statements of Income
(unaudited; in thousands, except share data)

	Quarter Ended June 30,
	2021	2020

Net premiums earned	$192,489	$184,374
Investment income, net of expenses	7,652	7,172
Net investment gains	4,241	6,486
Lease income	108	109
Installment payment fees	656	759
Total revenues	205,146	198,900

Net losses and loss expenses	113,957	105,349
Amortization of deferred acquisition costs	33,103	29,634
Other underwriting expenses	36,230	33,567
Policyholder dividends	1,629	1,684
Interest	217	428
Other expenses, net	313	250
Total expenses	185,449	170,912

Income before income tax expense	19,697	27,988
Income tax expense	3,533	5,309

Net income	$16,164	$22,679

Earnings per common share:
Class A - basic	$0.53	$0.80
Class A - diluted	$0.53	$0.79
Class B - basic and diluted	$0.48	$0.72

Supplementary Financial Analysts' Data

Weighted-average number of shares
outstanding:
Class A - basic	25,341,989	23,450,856
Class A - diluted	25,594,024	23,649,768
Class B - basic and diluted	5,576,775	5,576,775

Net premiums written	$209,605	$193,703

Book value per common share
at end of period	$17.64	$16.77

Donegal Group Inc.
Consolidated Statements of Income
(unaudited; in thousands, except share data)

	Six Months Ended June 30,
	2021	2020

Net premiums earned	$379,740	$371,627
Investment income, net of expenses	15,163	14,548
Net investment gains (losses)	6,710	(4,209)
Lease income	216	218
Installment payment fees	1,287	1,627
Total revenues	403,116	383,811

Net losses and loss expenses	233,176	222,596
Amortization of deferred acquisition costs	63,282	59,571
Other underwriting expenses	70,012	66,165
Policyholder dividends	2,924	3,526
Interest	530	652
Other expenses, net	744	810
Total expenses	370,668	353,320

Income before income tax expense	32,448	30,491
Income tax expense	5,754	4,081

Net income	$26,694	$26,410

Net income per common share:
Class A - basic	$0.89	$0.93
Class A - diluted	$0.88	$0.92
Class B - basic and diluted	$0.80	$0.84

Supplementary Financial Analysts' Data

Weighted-average number of shares
outstanding:
Class A - basic	25,056,610	23,355,621
Class A - diluted	25,246,791	23,548,806
Class B - basic and diluted	5,576,775	5,576,775

Net premiums written	$425,467	$391,940

Book value per common share
at end of period	$17.64	$16.77

Donegal Group Inc.
Consolidated Balance Sheets
(in thousands)

	June 30,	December 31,
	2021	2020
	(unaudited)

ASSETS
Investments:
Fixed maturities:
Held to maturity, at amortized cost	$643,848	$586,609
Available for sale, at fair value	522,580	555,136
Equity securities, at fair value	72,757	58,556
Short-term investments, at cost	22,767	20,900
Total investments	1,261,952	1,221,201
Cash	88,005	103,094
Premiums receivable	189,384	169,596
Reinsurance receivable	422,198	408,909
Deferred policy acquisition costs	69,688	59,157
Prepaid reinsurance premiums	186,452	169,418
Other assets	28,722	29,145
Total assets	$2,246,401	$2,160,520

LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities:
Losses and loss expenses	$998,658	$962,007
Unearned premiums	599,950	537,190
Accrued expenses	11,466	29,115
Borrowings under lines of credit	35,000	85,000
Subordinated debentures	5,000	5,000
Other liabilities	46,170	24,434
Total liabilities	1,696,244	1,642,746
Stockholders' equity:
Class A common stock	286	277
Class B common stock	56	56
Additional paid-in capital	302,511	289,150
Accumulated other comprehensive income	8,474	11,131
Retained earnings	280,056	258,386
Treasury stock	(41,226)	(41,226)
Total stockholders' equity	550,157	517,774
Total liabilities and stockholders' equity	$2,246,401	$2,160,520